Exhibit 23.3

Consent of Decision Resources Group

We hereby consent to (1) the use of and references to our name in the prospectus included in the registration statement on Form S-1 of Liquidia Technologies, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Market and Industry Data,” “Prospectus Summary,” and “Business” sections, and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the above-mentioned sections with data reference points outlined and described expressly within Schedule I hereto only. Any data or information not appearing within Schedule I hereto is not authorized for use and does not form part of this consent exhibit.

The data and information used in the Registration Statement, including, but not limited to, under the “Market and Industry Data,” “Prospectus Summary,” and “Business” sections and described on Schedule I hereto, are obtained from our materials titled “Research Stream — Disease Landscape and Forecast — All Therapy Areas (Inc. Niche & Rare) (DLSFTA0003)”.

By:	/s/ Wade Sampson
Name:	Wade Sampson
Title:	Director, Contracts
DR/Decision Resources, LLC

March 18, 2019

Schedule I

Disclosure	Notes
PAH is a rare disease, with an estimated prevalence in the United States expected to be approximately 30,000 patients by 2020.	DRG, Disease Landscape & Forecast, PAH, Market Forecast Assumptions, Nov 2018 [=Epi!G10 = 31,360]

Decision Resources Group, an independent industry research firm, estimated that in 2017 products containing treprostinil across its three routes of administration (oral, inhaled and parenteral infusion) generated revenue that represented about one-quarter of the approximately $3.7 billion U.S. market for PAH.

As reported by Decision Resources Group, gross revenue in the U.S. market for PAH drug therapies in 2017 was estimated to be $3.7 billion.

Decision Resources Group estimated that sales for all major PAH drugs in 2017 were more than $3.7 billion in the United States.

DRG, Disease Landscape & Forecast, PAH, Market Forecast Assumptions, Nov 2018 [=‘United States’!D7 = $3,725.6] [= ‘United States’ SUM(D29,D49,D55,D66) = $915.0] [$915.0/$3,725.6 = 25%]

Tyvaso® (treprostinil, inhalation solution), or Tyvaso, the inhaled form of treprostinil marketed by United Therapeutics Corporation in the United States, is the standard of care among the inhaled therapies, with more than 80% of inhaled prostacyclin sales in the United States.

DRG, Disease Landscape & Forecast, PAH, Market Forecast Assumptions, Nov 2018 [=‘United States’!D49/D48 = $278/$327.8 = 85%]

Products approved to treat PAH through the prostacyclin deficient pathway generated approximately $1.4 billion in sales in 2017, of which the prostacyclin analog treprostinil generated the majority from products formulated for continuous infusion, inhalation using a nebulizer and oral delivery, estimated to be approximately $915 million.

DRG, Disease Landscape & Forecast, PAH, Market Forecast Assumptions, Nov 2018 [=‘United States’! SUM(D28,D48,D59)=$1,416.6] [= ‘United States’ SUM(D29,D49,D55,D66) = $915.0/$1,416,6 = 65%]

The combined population of diagnosed prevalent PAH patients in the 5EU and Japan was estimated to be approximately 25,000 patients in 2017.	DRG, Disease Landscape & Forecast, PAH, Market Forecast Assumptions, Nov 2018 [=Epi!Sum(D226,D262) = 24,622] Japan (7,420), 5EU (17,202)

While considered underdiagnosed and undertreated, the current estimates for diagnosed prevalence of CTEPH are between 2,000 to 6,500 patients in the United States and more than 10,000 patients in the 5EU markets and Japan.

DRG, Disease Landscape & Forecast, PAH, Nov 2018, pg 69 Gall et al Eur Respir Rev 2017; 26:160121, pg 6-7 (see 2015: US 2,000; EU 1,128; Japan 732)

Decision Resources Group reported that more than 80% of PAH patients on inhaled therapy in the United States used Tyvaso in 2017.	DRG, Disease Landscape & Forecast, PAH, Market Forecast Assumptions, Nov 2018 [=United States’!AF49/AF48] [ 2,130/2,434 = 88%]